EXHIBIT D-3


                                STATE OF ILLINOIS

                          ILLINOIS COMMERCE COMMISSION


Union Electric Company d/b/a AmerenUE    )
Central Illinois Public Service          )
Company,                                 )
      d/b/a Ameren CIPS                  )
                                         )        Docket No.
Petition for transfer of gas system      )
assets and gas                           )
public utility business                  )




--------------------------------------------------------------------------------

                       PETITION FOR TRANSFER OF GAS SYSTEM
                                 ASSETS AND GAS
                             PUBLIC UTILITY BUSINESS

--------------------------------------------------------------------------------




James J. Cook                                   Christopher W. Flynn
Ameren Services Company                         Jones, Day, Reavis & Pogue
One Ameren Plaza                                77 West Wacker
1901 Chouteau Avenue                            Suite 3500
P.O. Box 66149                                  Chicago, Illinois 60601-1692
St. Louis, Missouri 63166-6149                  (312) 782-3939 (voice)
(314) 554-2237 (voice)                          (312) 782-8585 (fax)
(314) 554-4014 (fax)                            cflynn@jonesday.com
jjcook@ameren.com
-----------------

                                STATE OF ILLINOIS
                          ILLINOIS COMMERCE COMMISSION

Union Electric Company, d/b/a AmerenUE    )
Central Illinois Public Service Company,  )
      d/b/a AmerenCIPS                    )
                                          )       Docket No.
Petition for transfer of gas system       )
assets and gas                            )
public utility business                   )


                                    PETITION
                                    --------

     Union Electric Company, d/b/a AmerenUE ("AmerenUE") and Central Illinois Public Service Company, d/b/a AmerenCIPS ("AmerenCIPS") (jointly, the "Ameren Companies") request the Commission's approval, subject to Sections 7-102, 7-203 and 9-201 of the Illinois Public Utilities Act ("IPUA"), for the transfer of AmerenUE's Illinois public utility gas business, including all physical and intangible assets and certificates and other licenses pertinent thereto, to AmerenCIPS. In support of their Petition, the Ameren Companies state as follows:

     1. AmerenUE is a combination gas and electric utility. AmerenUE provides natural gas and/or gas transportation service to approximately 18,000 customers in Alton, Illinois and the immediate vicinity, of which approximately 16,775 are residential customers, 1,200 are commercial customers and 25 are large industrial firm, interruptible, and transportation customers. The major portion of the gas purchased by AmerenUE for the Alton area is transported to the area by Mississippi River Transmission Corporation ("MRTC"), an interstate pipeline, and the remaining portion is transported to Alton by Illinois Gas Transmission Company (formerly known as Illini Pipeline), an intrastate pipeline, through its interconnection with Natural Gas Pipeline Company of America ("NGPL"), an interstate pipeline. In addition, AmerenUE has a propane air mixing plant for supplementing its natural gas supply on days of peak requirements. AmerenUE has no on-system storage capability. It either contracts for such services from the interstate pipelines with which it deals or obtains storage services from third-party suppliers. AmerenUE's peak usage day in 1999 occurred on January 4 when a throughput of 24,929 MMBtu was experienced on its distribution system. AmerenUE currently owns and operate approximately 282 miles of gas distribution mains to serve its customers in Illinois.

     2. AmerenCIPS is also a combination gas and electric utility. AmerenCIPS provides natural gas and/or gas transportation service to approximately 170,000 customers in 267 communities in central and southern Illinois. AmerenCIPS has approximately 153,000 residential customers, 16,000 commercial customers and 330 large industrial firm, interruptible, and transportation customers. The major portion of the gas purchased by AmerenCIPS is transported to the area by the following interstate pipelines: Panhandle Eastern Pipeline Company, Texas Eastern Transmission Corporation, Trunkline Gas Company, NGPL, Texas Gas Transmission Corporation and Midwestern Gas Transmission Company. AmerenCIPS' gas system is also connected to two other Illinois gas utility systems: Northern Illinois Gas Company and Central Illinois Light Company. AmerenCIPS owns and operates four gas storage reservoirs directly connected to its system and either contracts for additional storage services from the interstate pipelines with which it deals or obtains such services from third party suppliers. AmerenCIPS also has a propane air mixing plant for supplementing its supply. AmerenCIPS' peak demand in 1999 occurred on

          January 4 with a total demand of 281,640 MMBtu. AmerenCIPS currently owns and operates approximately 4,800 miles of gas transmission and distribution mains to serve its customers in Illinois.

     3. AmerenUE and AmerenCIPS are both first tier subsidiaries of Ameren Corporation, a registered holding company under the federal Public Utilities Holding Company Act of 1935 ("PUHCA"). AmerenUE and AmerenCIPS came under common control pursuant to the merger of AmerenUE and CIPSCO, Inc., AmerenCIPS' previous parent company. The Commission approved that merger in Docket No. 95-0551 in late 1997. The merger became effective on December 31,1997.

     4. AmerenUE and AmerenCIPS both rely extensively on support services provided by a common service company, Ameren Services Company.

     5. In connection with the merger, AmerenUE and AmerenCIPS projected that certain benefits from joint operations of their gas facilities and operations would accrue. Subsequent to the merger, both companies filed retail gas rate cases that reflected, among other things, the benefits of joint operations. The Commission approved new rates for both companies that reflected those benefits. Those rates became effective in February, 1999.

     6. The Ameren Companies now seek to structure their gas operations along state lines. Under their proposal, AmerenCIPS would be responsible for all of their gas operations in Illinois; AmerenUE would be responsible for all of their gas operations in Missouri.

     7. At the same time that the Ameren Companies seek to transfer AmerenUE's Illinois gas operations to AmerenCIPS, they are also seeking, in a separate filing, to effectuate the transfer of AmerenUE's retail electric operations in Illinois to AmerenCIPS as well. As a result of these transactions, AmerenUE's only Illinois business would be the operation of an electric generating plant in Venice, Illinois. AmerenUE would not offer utility service to the public in Illinois, and, accordingly, AmerenUE would cease to be or operate as a public utility within the meaning of the Act.

     8. AmerenUE will transfer its gas assets and associated general plant assets and related liabilities in Metro East to AmerenCIPS. These assets and liabilities are described in the form of Asset Transfer Agreement, which is attached hereto as Appendix A, and are set forth in the proposed accounting entries attached hereto as Appendix D. Ameren's propane air mixing plant for supplementing natural gas on days of peak requirements is included in the Metro East assets and obligations.

     9. AmerenUE will also assign all related obligations to AmerenCIPS, including without limitation, the certificates of public convenience and necessity granted by the Commission authorizing AmerenUE to provide gas utility service in Illinois, environmental permits, all municipal and county franchises, labor agreements (as applicable), any other relevant agreements that exist as of the transfer date, and all obligations covered by AmerenUE's existing Gas Environmental Adjustment clause rider.

     10.  A.   AmerenUE will transfer approximately 50% of the combined
               assets net of liabilities to AmerenCIPS in exchange for a promissory note in an amount equal to approximately 50 percent of the total net book value, estimated to be approximately $51 million.

          B. AmerenUE will hold the note and receive payments including interest from AmerenCIPS.

          C. AmerenUE also will declare an "in kind" dividend to Ameren equal to the remaining balance (approximately 50 percent) of the net book value of the combined assets net of liabilities, estimated to be approximately $51 million.

          D. Ameren will then transfer the dividended assets and liabilities to AmerenCIPS as a capital contribution.

          E. The note will have an initial five year term, with a ten-year amortization schedule, with a balloon payment at the end of the fifth year, unless the note's term is extended for an additional five years by agreement of the parties. The note will be deeply subordinated to all other debt of AmerenCIPS.

     11. The transfer of the gas operations to AmerenCIPS would not have any adverse impact on AmerenUE's or AmerenCIPS' customers. As noted, the two companies already coordinate their gas operations, and many support services are already provided by their common service company. Hence the transfer will affect the provision of retail gas service in name only.

     12. The transfer is not likely to produce significant additional cost savings for either company. As discussed, the benefits of coordinated operation have already been reflected in retail rates.

     13. The restructuring proposed herein requires the Commission's approval under Sections 7-102 and 7-203 of the IPUA. Section 7-102 provides, inter alia, that:

          (b) No public utility may purchase, lease, or in any other manner acquire control, direct or indirect, over the franchises, licenses, permits, plants, equipment, business or other property of any other public utility.

          (c) No public utility may assign, transfer, lease, mortgage, sell (by option or otherwise), or otherwise dispose of or encumber the whole or any part of its franchises, licenses, permits, plant, equipment, business, or other property, but the consent and approval of the Commission shall not be required for the sale, lease, assignment or transfer (1) by any public utility of any tangible personal property which is not necessary or useful in the performance of its duties to the public, or (2) by any railroad of any real or tangible personal property.

          (d) No public utility may by any means, direct or indirect, merge or consolidate its franchises, licenses, permits, plants, equipment, business or other property with that of any other public utility.

     220 ILCS 5/7-102 (1999). The Commission may grant a request under Section 7-102 if it finds that the public will be convenienced thereby.

     14.  Section 7-203 of the Act provides that:

               No franchise, license, permit or right to own, operate, manage or control any public utility shall be assigned, transferred or leased nor shall any contract or agreement with reference to or affecting any such franchise, license, permit or right be valid or of any force or effect whatsoever, unless such assignment, lease, contract, or agreement shall have been approved by the Commission.

     220 ILCS 5/7-203 (1999).

     15. The public will be convenienced by the transfer of AmerenUE's gas operations to AmerenCIPS. It will be more practical for the two companies to organize themselves along state lines. This would simplify the reporting process, for example. AmerenCIPS would be the only Ameren entity reporting in Illinois.

     16. Moreover, the transfer would hold no detriment for any customer. AmerenCIPS is plainly qualified to provide gas service in Illinois. AmerenCIPS owns and operates a gas system several times larger than the AmerenUE Illinois system. AmerenCIPS clearly has the managerial, technical and financial qualifications to provide gas service in AmerenUE's existing gas service territory.

     17. Additionally, AmerenCIPS would adopt the service classifications and rates in AmerenUE's tariffs for use in the Alton area. Accordingly, customers would see no change in service classifications or rates, until such time as the Commission determines that such change would be appropriate.

     18. So that AmerenCIPS may begin to provide gas service as of the time of the transfer, the Ameren Companies also request pursuant to Section 9-201 of the Act that the tariffs attached as Appendix B become effective as of the transfer.

     19. In support of its Petition, the Ameren Companies are submitting herewith the prepared direct testimony of Craig D. Nelson and Robert
          J. Mill.

     WHEREFORE, for all the reasons stated herein, Union Electric Company and Central Illinois Public Service Company respectfully request that the Commission approve the transfer of Union Electric Company's Illinois retail gas operations, including its certificates and plant, to Central Illinois Public Service Company.

Dated: September 29, 2000               Respectfully submitted,

                                        Union Electric Company
                                        d/b/a AmerenUE
                                        Central Illinois Public Service Company
                                        d/b/a Ameren CIPS



                                   By:
                                      -----------------------------------------
                                      One of their attorneys
James J. Cook
Ameren Services Company
One Ameren Plaza
1901 Chouteau Avenue
P.O. Box 66149
St. Louis, Missouri 63166-6149
(314) 554-2237 (voice)
(314) 554-4014 (fax)
jjcook@ameren.com
-----------------

Christopher W. Flynn
Jones, Day, Reavis & Pogue
77 West Wacker
Suite 3500
Chicago, Illinois 60601-1692
(312) 782-3939 (voice)
(312) 782-8585 (fax)
cflynn@jonesday.com
-------------------

                                  VERIFICATION

     Warner L. Baxter, Vice President of Union Electric Company, being first duly sworn, states that he has read the foregoing Petition, that he is familiar with the statements therein, and that the statements therein are true and correct to the best of his knowledge.


                                             -----------------------------
                                                  Warner L. Baxter


Subscribed and sworn to
before me this      day
               ----
of September, 2000.


-----------------------------
     Notary Public

                                  VERIFICATION

     Craig D, Nelson, Vice President of Central Illinois Public Service Company, being first duly sworn, states that he has read the foregoing Petition, that he is familiar with the statements therein, and that the statements therein are true and correct to the best of his knowledge.


                                             -----------------------------
                                                  Craig D. Nelson


Subscribed and sworn to
before me this      day
               ----
of September, 2000.


-----------------------------
     Notary Public

                               LIST OF APPENDICES
                               ------------------

ITEM                                                              APPENDIX
----                                                              --------

Form of Asset Transfer Agreement......................................A

Gas Tariffs...........................................................B

Form of Promissory Note...............................................C

Proposed Accounting Entries...........................................D

Direct Testimony of Craig D. Nelson...................................E

Direct Testimony of Robert J. Mill....................................F